Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

Stephen Berger Joins Dresser Board of Directors

DALLAS, TEXAS (Nov. 2, 2005)--Dresser, Inc. announced that Stephen Berger, chairman of Odyssey Investment Partners, LLC, one of the principal investors in Dresser, was appointed to the company's board of directors today. Mr. Berger replaces Paul D. Barnett, who resigned from the board today.

Mr. Berger has been chairman of Odyssey Investment Partners since 1997. He served as a general partner of Odyssey Partners, L. P., where he headed its private equity investing business from 1993 to 1997. Prior to joining Odyssey Partners in 1993, he was executive vice president of GE Capital from 1990 to 1993 and previously served as chairman and chief executive officer of Financial Guaranty Insurance Company, a wholly owned subsidiary of GE Capital. He currently serves on the board of directors of Dayton Superior Corporation, a construction materials manufacturer and distributor, and on the board of Pro Mach, Inc., a packaging equipment manufacturer.

Mr. Barnett was one of the founders of Odyssey Investment Partners and had served as its managing principal from 1997 to June of 2004. He is currently managing director of Ulysses Management, LLC.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with over 8,500 employees and a sales presence in more than 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com